Exhibit 99.1

Pier 1 Imports, Inc. Announces December Comparable Store Sales Increase of 11.3%

FORT WORTH, Texas--(BUSINESS WIRE)--January 5, 2012--Pier 1 Imports, Inc. (NYSE:PIR) today reported that December comparable store sales increased 11.3% for the five-week period ended December 31, 2011 compared to last year’s reported comparable store sales increase of 10.3% for the five-week period ended January 1, 2011, a three-year cumulative comparable store sales increase of 30.2%.

Alex W. Smith, President and Chief Executive Officer, commented, “We are very pleased with our December sales results. Our December comp store sales increase of 11.3%, on top of last year’s comp store sales increase of 10.3%, was primarily driven by increases in traffic and average ticket. The strong sales trend during the first half of the month continued through the final days leading up to Christmas and the week thereafter, with strength throughout every geographic region of the country. Merchandise margins remained strong in December with good sell-through of our holiday assortments.  Merchandise margins for the fourth quarter are expected to be approximately 59% of sales as previously indicated.  As we end our seasonal clearance event, we are very excited about our new spring product, which is now arriving in stores.”

ICR XChange Investor Conference

The Company today announced that it is participating in the ICR XChange Investor Conference being held January 10-12, 2012 at The Fontainebleau Hotel in Miami Beach, Florida. Cary Turner, Executive Vice President and Chief Financial Officer of the Company, is scheduled to give a presentation on Wednesday, January 11, 2012.

Fourth Quarter and Fiscal 2012 Year-End Results

The Company will announce fourth quarter sales for the period ending February 25, 2012 on March 1, 2012. The Company will announce fourth quarter and fiscal 2012 year-end results for the period ending February 25, 2012 on April 5, 2012 and will host a conference call later that morning to discuss the results.

Financial Disclosure Advisory

Management’s expectations and assumptions regarding future results are subject to risks, uncertainties and other factors that could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements included in this press release. Any forward-looking projections or statements should be considered in conjunction with the cautionary statements and risks contained in the Company’s Annual Report on Form 10-K. Refer to the Company’s most recent SEC filings for any updates concerning these and other risks and uncertainties that may affect the Company’s operations and performance. The Company assumes no obligation to update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied will not be realized.

Pier 1 Imports, Inc. is the original global importer of imported decorative home furnishings and gifts. Information about the Company is available on www.pier1.com.

CONTACT:
Pier 1 Imports, Inc.
Cary Turner, 817-252-8400